Exhibit 99.1

 RONSON CORPORATION ANNOUNCES FURTHER EXTENSION OF LENDER FORBEARANCE AGREEMENT
               AND SUIT IN CONNECTION WITH CONSUMER PRODUCTS SALE

Woodbridge,  N.J.,  August 6, 2009 - Ronson  Corporation  (the "Company")  (OTC:
RONC.PK) announced today that the Company's primary lender, Wells Fargo Bank, National Association, has further extended its moratorium during which the bank will not assert rights relating to existing events of default through November 30, 2009, or such earlier date permitted under the Company's agreement with the bank. Among other reasons, the bank may terminate the moratorium if prior to September 30, 2009 the Company is not party to definitive asset sale agreements, without financing contingencies, covering its consumer products and aviation divisions, respectively.

The amendment to the forbearance agreement also increases the amount of advances which Wells Fargo will extend under the Company's maximum revolving credit line from $2,500,000 to $3,000,000 and increases the maximum overadvance facility from $750,000 to $1,000,000. The forbearance fee of $450,000, which will be charged as an advance at the end of the moratorium, has been increased to $500,000.

The Company also announced today that it has been served with a lawsuit in the United States District Court for the Western District of Pennsylvania by Zippo Manufacturing Company ("Zippo") regarding the Company's recently announced execution of a non-binding letter of intent to sell substantially all of the assets of its consumer products division. Zippo claims that the Company breached alleged obligations to Zippo by accepting the bid of another prospective purchaser in lieu of Zippo's bid, and seeks to enjoin the Company from negotiating the sale with any party other than Zippo. Following filing of Zippo's suit, the prospective purchaser with whom the Company has been in discussions has withdrawn its proposal. The Company believes that Zippo's claims are without merit and is engaged in discussions with Zippo regarding dismissal of the suit without prejudice and regarding Zippo's interest in pursuing its proposal to acquire the consumer products division.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, New Jersey, 2) Ronson Corporation of Canada Ltd., and 3) Ronson Aviation, Inc.

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statements will be accurate. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 438-0320